Filed Pursuant to Rule 424(b)(5) Registration Statement # 333-90316

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 23, 2003)

$2,000,000,000

EdNotesSM

With Maturities of 9 Months or More from the Date of Issue

      This prospectus supplement contains terms that apply to our EdNotes that we may offer to sell from time to time. The final terms of each issuance of our EdNotes will be set prior to the time of sale and described in a pricing supplement. You should read this prospectus supplement, the attached prospectus and the applicable pricing supplement carefully before you invest.

      We may sell notes to the agents as principal for resale at variable or fixed offering prices or through the agents as agent, using their reasonable best efforts on our behalf. If we sell all of the notes offered under this prospectus supplement, we expect to receive aggregate proceeds of between $1,996,000,000 and $1,940,000,000, after paying the agents’ discounts and commissions of between $4,000,000 and $60,000,000. The agents’ discounts and commissions may exceed these amounts with respect to sales of notes with stated maturities in excess of 30 years. Under some circumstances, we may also sell notes directly on our own behalf without the assistance of agents.

      We do not plan to list the notes on any securities exchange unless we specify otherwise in the pricing supplement for your notes.

      “EdNotes” is a service mark of Sallie Mae, Inc., a subsidiary of SLM Corporation.

      Investing in our EdNotes involves certain risks, including those described in the “Risk Factors” section beginning on page S-5.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed on the adequacy or accuracy of this prospectus supplement, the attached prospectus or any pricing supplement. Any representation to the contrary is a criminal offense.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

ABN AMRO Financial Services, Inc.

Banc of America Securities LLC

Edward D. Jones & Co., L.P.

Merrill Lynch & Co.

Morgan Stanley

Prudential Securities Incorporated

Salomon Smith Barney

UBS PaineWebber Inc.

Wachovia Securities

Prospectus Supplement dated January 23, 2003

TABLE OF CONTENTS

Prospectus Supplement

About This Prospectus Supplement	S-1

Summary	S-2

Risk Factors	S-5

SLM Corporation	S-6

Use of Proceeds	S-7

Description of EdNotes	S-7

Registration and Settlement	S-19

U.S. Federal Tax Consequences to U.S. Holders	S-23

Supplemental Plan of Distribution	S-29

Legal Opinions	S-31

Annex A: Election of Repayment—Survivor’s Option	A-1

Prospectus

About this Prospectus	1

Where You Can Find More Information	1

Forward-Looking Statements	3

SLM Corporation	4

Use of Proceeds	4

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	4

Securities We May Offer	4

Additional Information	5

Description of Debt Securities	5

Description of Capital Stock	15

Description of Warrants	16

Plan of Distribution	18

Legal Matters	19

Independent Public Accountants	19

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is a prospectus supplement and supplements a prospectus which is part of a registration statement that we have filed with the Securities and Exchange Commission. This prospectus supplement provides you with a general description of the notes we may offer in connection with our EdNotes program. We may from time to time sell our EdNotes in various offerings up to a total dollar amount of $2,000,000,000. While we have various other medium term notes and other indebtedness outstanding, references in this prospectus supplement to “notes” are to our EdNotes only.

      The specific terms and conditions of a particular issuance of notes being offered to you will be contained in a pricing supplement. A copy of that pricing supplement will be provided to you along with a copy of this prospectus supplement and the attached prospectus. That pricing supplement also may add to, update or change information in this prospectus supplement and the attached prospectus. If there is any inconsistency between the information in the pricing supplement, this prospectus supplement and the attached prospectus, you should rely on the information in the pricing supplement. You should read this prospectus supplement, the attached prospectus and the pricing supplement together with the additional information that is incorporated by reference in this prospectus supplement and the attached prospectus. That additional information is described under the heading “Where You Can Find More Information” beginning on page 1 of the attached prospectus.

      You should rely only on the information provided in this prospectus supplement, the attached prospectus and the pricing supplement, including the information incorporated by reference in this prospectus supplement and the attached prospectus. Neither we, nor any of the agents, have authorized anyone to provide you with different information. We are not offering our EdNotes in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the attached prospectus or any pricing supplement is accurate at any date other than the date indicated on the cover page of those documents.

      Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement to “we”, “us”, “our”, or similar references mean SLM Corporation.

SUMMARY

      This section summarizes the legal and financial terms of our EdNotes that are described in more detail in “Description of EdNotes” beginning on page S-7. Final terms of any particular issuance of notes will be determined at the time of sale and will be contained in the pricing supplement relating to those notes. That pricing supplement may vary from and supersede the terms contained in this summary. In addition, you should read the more detailed information appearing elsewhere in this prospectus supplement and the attached prospectus.

Issuer	SLM Corporation.

Purchasing Agent	ABN AMRO Financial Services, Inc.

Agents	ABN AMRO Financial Services, Inc., Banc of America Securities LLC, Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated, Salomon Smith Barney Inc., UBS PaineWebber Inc. and Wachovia Securities, Inc.

Title of Notes	Medium Term Notes, Series B, also known as EdNotesSM.

Amount	We may issue up to $2,000,000,000 of our EdNotes in connection with this prospectus supplement. There are no limitations on our ability to issue additional indebtedness in the form of EdNotes or otherwise.

Denominations	The notes will be issued and sold in denominations of $1,000 and multiples of $1,000 (unless otherwise stated in the pricing supplement for your notes).

Status	The notes will be our direct unsecured unsubordinated obligations and will rank equally in right of payment with our other unsecured unsubordinated indebtedness.

Maturities	Each note will mature nine months or more from its date of original issuance, as specified in the applicable pricing supplement.

Interest	Each note will bear interest from its date of original issuance at a fixed rate per year (which will be zero in the case of a zero-coupon note), floating rate per year or as otherwise stated in the applicable pricing supplement.

We will pay interest on each note, other than on a zero-coupon note, either monthly, quarterly, semiannually or annually on each interest payment date and on the maturity date, and if applicable, on a redemption date or a repayment date occurring in connection with an exercise of the survivor’s option.

Principal	The principal amount of each note will be payable on its maturity date at the corporate trust office of the paying agent or at any other place we may designate.

Redemption	Unless otherwise stated in the applicable pricing supplement, the notes will not be redeemable at our option prior to the maturity date. If notes are redeemed prior to maturity, both interest and principal will be paid on the date of redemption. The notes will be unsecured and not subject to any sinking fund.

Survivor’s Option	Specific notes may contain a provision giving a representative of the beneficial owner of the notes the right to require repayment of those notes prior to maturity, if requested, following the death of the beneficial owner of the notes. This right is not available unless it is specified in the pricing supplement for your notes. The right to exercise the survivor’s option is subject to limits set by us on (1) the maximum dollar amount of aggregate exercises by all holders of notes in any calendar year and (2) the maximum dollar amount of an individual exercise by a holder in any calendar year, and may not be exercised until at least 12 months after the date we issued the applicable notes. Additional details relating to this right are described in the section entitled “Repayment upon Death — Survivor’s Option” beginning on page S-16.

Sales and Clearance	We will sell notes in the United States only. Notes will be issued in book-entry form only and will clear through The Depository Trust Company. We do not intend to issue notes in certificated form.

Trustee and Paying Agent	The trustee and paying agent for the EdNotes is Deutsche Bank Trust Company Americas, under an indenture, dated as of October 1, 2000, as supplemented by an indenture supplement, dated as of January 16, 2003. You may contact the trustee and paying agent at Deutsche Bank Trust Company Americas, Shareholder Relations, telephone number 1-800-735-7777.

Selling Group	The agents, including the purchasing agent, have entered into a selling agent agreement with us dated as of January 23, 2003. Dealers who are members of the selling group have executed a master selected dealer agreement with the purchasing agent. The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and applicable laws and regulations. You may contact the purchasing agent in care of LaSalle Broker Dealer Services Division, 327 Plaza Real, Suite 225, Boca Raton, Florida 33432-3961 for a list of selling group members.

The agents and dealers comprising the selling group are broker-dealers and securities firms.

RISK FACTORS

      Your investment in the notes involves risk. In consultation with your financial and legal advisers, you should carefully consider the following risks and the other information included or incorporated by reference in the applicable pricing supplement, this prospectus supplement and the attached prospectus, including the information under “Forward-Looking Statements” on page 3 of the attached prospectus, before deciding that an investment in the notes is suitable for you. You should not purchase the notes unless you understand and can bear the investment risks of the notes.

There May Not Be Any Trading Market For The Notes

      Upon issuance, the notes will not have an established trading market. We cannot assure you that a trading market for the notes will ever develop or, if one develops, that it will be maintained. In addition to our creditworthiness, many factors affect the trading market for the notes and their trading value. These factors include:

•	the method of calculating the principal and interest in respect of the notes,

•	the time remaining to the maturity of the notes,

•	the total outstanding amount of any particular issuance of notes or of our notes in total,

•	any redemption features of the notes, and

•	the level, direction and volatility of interest rates for securities like our notes and in general.

      You should also be aware that there may be a limited number of buyers if you decide to sell the notes. This may affect the price you receive for the notes or your ability to sell the notes at all.

If The Notes Are Redeemable, We May Redeem Them When Prevailing Interest Rates Are Relatively Low

      If the pricing supplement for your notes provides that the notes are redeemable at our option, we may choose to redeem the notes on or after the date indicated in the pricing supplement. If that pricing supplement provides that the notes are subject to mandatory redemption or are otherwise redeemable at the option of the holder, we also may be required to redeem the notes upon the occurrence of certain events or at a certain date. In the event that prevailing interest rates are relatively low when we choose or are required to redeem the notes, you may not be able to reinvest the redemption proceeds in a comparable security with a yield as high as that on the notes being redeemed. Our ability to redeem the notes before the maturity date may affect the market value of the notes at any time when potential purchasers believe we are likely to redeem notes.

We Can Limit The Amount Of The Survivor’s Option

      We will have a discretionary right to limit the aggregate principal amount of notes that we may be required to repay in any calendar year upon all exercises of survivor’s options to an amount equal to the greater of (i) $1,000,000 and (ii) 1% of the outstanding aggregate principal amount of all notes having the survivor’s option right outstanding as of December 31 of the most recently completed calendar year. We also will have the discretionary right to limit to $200,000 the aggregate principal amount of notes that we may be required to repay upon all exercises of survivor’s options in any calendar year with respect to any individual deceased beneficial owner of a note. Accordingly, in any single calendar year, the authorized representative of the estate of a deceased beneficial owner may not be able to exercise the survivor’s option either at all or for the full desired amount.

Our Credit Ratings May Not Reflect All Risks Of An Investment In Our EdNotes

      The credit ratings of our senior unsubordinated indebtedness, which includes our notes, may not reflect the potential impact of all risks related to any trading market for the notes or their trading value. In addition, changes or anticipated changes in our credit ratings generally will affect any trading market for the notes or their trading value.

If The Notes You Purchase Are Floating Rate Notes, You May Receive A Lesser Amount Of Interest In The Future

      Because the interest rate on floating rate notes will be indexed to an external interest rate or index that may vary from time to time, there will be significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the applicable interest rate and the possibility that, in the future, you will receive a lesser amount of interest. We have no control over a number of matters that may affect interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, interest rates have been volatile, and volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

If The Floating Rate Notes You Purchase Are Subject To A Maximum Interest Rate, Your Return Will Be Limited

      If the applicable pricing supplement specifies that your floating rate notes are subject to a maximum interest rate, the rate of interest that will accrue on the floating rate notes during any interest reset period will never exceed the specified maximum interest rate. Conversely, although the applicable rate of interest will always be greater than zero for floating rate notes, unless a minimum interest rate is specified in the applicable pricing supplement, we cannot assure you that the interest rate you receive in the future will not decrease.

SLM CORPORATION

      SLM Corporation and its subsidiaries are the nation’s leading private source of funding, servicing and support for higher education loans for students and their parents. We presently conduct a majority of our business through two wholly owned entities, the Student Loan Marketing Association, a government-sponsored enterprise chartered by an act of Congress, and Sallie Mae Servicing L.P., a Delaware limited partnership. The Student Loan Marketing As-

sociation must be liquidated by September 30, 2008, except under very limited circumstances.

      We derive most of our income from interest earnings or “spread income” from our portfolio of student loans. As we have grown our business, fee income from loan and guarantee servicing and other operations such as debt collections has become an increasingly important source of earnings.

      We changed our name from USA Education, Inc. to SLM Corporation, effective May 17, 2002.

      Our principal executive offices are located at 11600 Sallie Mae Drive, Reston, VA 20193, and our telephone number is (703) 810-3000.

USE OF PROCEEDS

      We intend to use the net proceeds from the sales of our EdNotes to provide additional funds for our operations and for other general corporate purposes. We will receive the net proceeds only from sales of the notes made in connection with their original issuance. We do not expect to receive any proceeds from resales of the notes by any of the agents.

DESCRIPTION OF EDNOTES

      We have summarized various terms that apply generally to our debt securities in the accompanying prospectus under the caption “Description of Debt Securities”. The following description supplements that description.

      This section summarizes the material terms that will apply to each EdNote. Each particular note will have financial and other terms specific to it. We will describe the specific terms of each note in a pricing supplement. Those terms may vary from the terms described here. In the event of differences between the terms and conditions in this prospectus supplement and the related prospectus and the applicable pricing supplement, the applicable pricing supplement will govern. Capitalized terms not defined below have the meanings given to them in the attached prospectus and in the indenture relating to the notes.

      Our EdNotes being offered by this prospectus supplement and the attached prospectus and any pricing supplement will be issued under an indenture, dated as of October 1, 2000, as supplemented by an indenture supplement, dated as of January 16, 2003, between us and Deutsche Bank Trust Company Americas, as trustee for our EdNotes, which indenture is more fully described in the accompanying prospectus. Throughout this prospectus supplement and any pricing supplement applicable to our EdNotes, we will refer to Deutsche Bank Trust Company Americas as the “EdNotes trustee”. The notes constitute a single series of debt securities for purposes of the indenture and are limited to an aggregate principal amount of up to $2,000,000,000. We may increase the foregoing limit, however, by appropriate corporate action if in the future we wish to sell additional EdNotes. The indenture does not limit the aggregate amount of debt securi-

ties that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series.

      The following statements are summaries of the material provisions of the indenture and the notes. These summaries are not complete and are qualified in their entirety by reference to the indenture, as supplemented or amended from time to time, including for the definitions of certain terms.

      Notes issued in accordance with this prospectus supplement, the attached prospectus and an applicable pricing supplement will have the following general characteristics:

•	the notes will be our direct unsecured unsubordinated obligations and will rank equally with all of our other unsecured unsubordinated indebtedness;

•	each note will mature on a day that is at least nine months or more from its date of original issuance;

•	the notes will not be subject to any sinking fund; and

•	the minimum denomination of the notes will be $1,000 and multiples of $1,000 (unless otherwise stated in the pricing supplement).

      In addition, the pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

•	the price, which may be expressed as a percentage of the aggregate principal amount of the notes, at which the note will be issued to the public;

•	the date on which the notes will be issued to the public;

•	the maturity date of the notes;

•	if your note is a fixed rate note, the annual percentage rate at which your note will bear interest, if any;

•	if your note is a floating rate note, the applicable interest rate index and such other terms as are applicable to your floating rate note, as described in “Floating Rate Notes — General Information” beginning on page S-10;

•	if your note is an original issue discount note, the yield to maturity;

•	the accrual basis for calculating interest;

•	the interest payment frequency and the interest payment dates;

•	the purchase price, the agents’ discounts and commissions, if any, and the net proceeds to us;

•	whether the authorized representative of a beneficial owner of a note will have the right to request that the holder seek repayment upon the death of the beneficial owner as described under “Repayment upon Death — Survivor’s Option” beginning on page S-16;

•	if the notes may be redeemed at our option prior to their maturity date, and the provisions relating to any such redemption;

•	any special United States Federal income tax consequences of the purchase, ownership and disposition of the notes;

•	the depositary for your note, if other than The Depository Trust Company (“DTC”), and any circumstances under which you may request notes in non-

global form, if we choose not to issue your note only in book-entry form; and

•	any other significant terms of the notes that are not inconsistent with the provisions of the indenture.

      We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the EdNotes trustee for cancellation.

Payment of Principal and Interest

      Payments of principal and interest, if any, with respect to global notes will be paid in immediately available funds to DTC or its nominee. Principal and interest on the notes will be paid to beneficial owners of notes in accordance with the arrangements then in place between the EdNotes trustee acting as the paying agent and DTC and its participants as described under “Registration and Settlement” on page S-19. Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date (other than with respect to zero-coupon notes) and at maturity or on the date of redemption or repayment if a note is redeemed or repaid on exercise of a survivor’s option prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest payable at maturity or on a date of redemption or repayment on exercise of a survivor’s option is payable to the person to whom principal is payable.

      We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, is the responsibility of the holders of a beneficial interest in the notes in respect of which such payments are made.

Payment of Interest

   Interest on the notes will be paid as follows:

Interest Payment Frequency	Interest Payment Date

Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note was issued.

Quarterly	Fifteenth day of every March, June, September and December, beginning in March, June, September or December immediately following the date the note was issued.

Semi-annually	Fifteenth day of every June and December, beginning in June or December immediately following the date the note was issued.

Annually	Fifteenth day of every December, beginning in December following the date the note was issued.

      The regular record date for any interest payment date will be the first day of the calendar month in which the interest payment date occurs, except that the regular record date for the final interest payment date will be the final interest payment date. Interest on a note will be payable beginning on the first interest payment date after its issue date to holders of record on the corresponding regular record date.

      The term “business day”, as used in the following descriptions of fixed and floating rate notes, means any day that is not a Saturday, Sunday, holiday or other day on which banking institutions in the designated city are authorized or ordered to close by law or executive order. Where no city is designated, the designated city is New York City. Where the names of two or more cities precede the term “business day” and are joined by the conjunction “and” (such as “New York City and London business days”), such term will refer only to days that are business days in both (or all) of such cities. Where the names of two or more cities precede the term “business day” and are joined by the conjunction “or” (such as “New York City or London business days”), such term will refer to every day that is a business day in either (or any) of such cities.

Fixed Rate Notes

      Fixed rate notes (other than zero-coupon notes) will bear interest at the fixed interest rate specified in the pricing supplement for those notes. Fixed rate notes that are zero-coupon notes will not bear interest. If an interest payment date (or maturity, redemption or repayment date on exercise of survivor’s option) for any fixed rate note falls on a day that is not a business day, we will pay the interest, if any, together with principal and premium, if any, on the next business day. No interest will accrue on the payment for the period from and after the original scheduled interest payment date (or date of maturity, redemption or repayment on exercise of the survivor’s option) to when we make the payment. Unless the pricing supplement for your fixed rate note states otherwise, we will calculate the interest based on a 360-day year consisting of twelve 30-day months.

Floating Rate Notes

      General Information. Each floating rate note will bear interest based on the interest rate basis or index specified in the applicable pricing supplement.

      Each floating rate note will have some or all of the following terms, which will be set forth in the applicable pricing supplement for that note:

•	the interest rate index to be used to determine the note’s interest rate;

•	the “index maturity”, which is the period to maturity of the instrument or obligation on which the interest rate formula is based (for example, if the applicable pricing supplement for a note specifies LIBOR (as defined below) as the interest rate index and three months as the index maturity, we would pay interest on the note based on LIBOR for three-month U.S. dollar deposits);

•	the frequency of changes of the interest rate on the note (i.e., daily, weekly, monthly, quarterly, semi-annually or annually);

•	the “interest determination dates”, which are the dates as of which the calculation agent will determine the new interest rate. For each note for which an interest determination date is set forth, the relevant interest rate or other factor will be determined by the calculation agent as of that date and will take effect on the corresponding reset date or another date as indicated in the related pricing supplement. If no interest determination date is specified, the interest determination date will be as follows:

•	for commercial paper, the business day before each reset date;

•	for LIBOR, the second London and New York City business day before each reset date;

•	for the 91-day Treasury bill rate, the day on which Treasury bills would normally be auctioned during the week in which the reset date falls. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, unless the auction is held on the preceding Friday. If the auction is held on the preceding Friday, that Friday will be the interest determination date pertaining to the reset date occurring in the next week; and

•	for the prime rate, the same day as the reset date;

•	the “reset dates”, which are the dates on which the interest rate will change; and

•	the accrual method for interest on the note.

      Each floating rate note may also have the following terms, which will be set forth in the pricing supplement for that note, if applicable:

•	the “spread”, which is the number of basis points that the calculation agent will add to or subtract from the interest rate determined for a particular interest determination date (for example, if a note bears interest at the 91-day Treasury bill rate plus .01%, and the calculation agent determines that the 91-day Treasury bill rate is 3.00% per year, the note will bear interest at 3.01% per annum until the next reset date); and

•	any maximum interest rate or minimum interest rate.

      Calculation of Interest. The calculation agent will round all percentages resulting from any interest rate calculations to the nearest one hundred-thousandth of a percentage point, if necessary, with five millionths of a percentage point rounded upward (for example, the calculation agent will round 3.123445% to 3.12345%). The calculation agent will also round all U.S. dollar amounts used in or resulting from such calculations to the nearest cent (with one-half cent being rounded upward).

      We may reset the interest rate on your floating rate notes on a daily, weekly, monthly, quarterly, semi-annual, annual or on some other basis specified in the applicable pricing supplement. If you own a floating rate note, you may ask the EdNotes trustee to provide you with the current interest rate at any time. You may also ask the EdNotes trustee to provide you with the interest rate that will apply as of the next reset date. The EdNotes trustee will provide you with that interest rate if the calculation agent has determined the rate and has notified the EdNotes trustee of that calculation. Initially, the company will act as the calculation agent on behalf of the EdNotes trustee. The determination of any interest rate will be final and binding unless it is clearly wrong.

      Payments on Floating Rate Notes. If any maturity date, redemption date or repayment date falls on a day that is not a business day, we will make the required payment of principal, premium, if any, or interest on the next business day as if made on the date the payment was due. No interest will accrue on that payment for the period from and after the maturity date, redemption date or repayment date to the date of payment.

      If an interest payment date for any floating rate note (but not the maturity date, redemption date or repayment date on exercise of a survivor’s option) falls on a day that is not a business day, the interest period end date will be adjusted and we will make the required payment of interest on the next business day. Interest will accrue on that payment for the period from the scheduled interest payment date to the date of payment except where the interest rate on your notes is based upon the 91-day Treasury bill rate. Unless the pricing supplement for your notes indicates otherwise, if the interest rate on your notes is based upon the 91-day Treasury bill rate, there will be no adjustment to the interest payment dates and interest will be paid on the next business day as if made on the date the payment was due. In all cases, an interest payment date that falls on a maturity date will not be changed.

      Lock-in Periods. Any floating rate note may have a lock-in period. “Lock-in period” means the period from and including the day specified as the first day of that lock-in period to but excluding the next interest payment date (or, for the final interest period, the maturity date or date set for redemption or repayment on exercise of a survivor’s option). The interest rate or other calculation in effect on that lock-in period start date will be the rate or other such calculation in effect for the remainder of such interest period.

      Indices. The following describes the most common interest rate indices that we may use and the procedures to determine interest rates for the notes based on each index.

Commercial Paper Rate. Unless otherwise specified in the pricing supplement for your notes, the “commercial paper rate” for any relevant interest determination date will be the “bond equivalent yield” of the rate for commercial paper having the index maturity specified in the pricing supplement, as published in H.15(519) prior to 3:00 p.m., New York City time, on the calculation date pertaining to that interest determination date under the heading “Commercial Paper—Financial”. H.15(519) is the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System.

The calculation agent will observe the following procedures if the commercial paper rate cannot be determined as described above:

•	If the rate described above is not published in H.15(519) prior to 3:00 p.m., New York City time, on that calculation date, unless the calculation is made earlier and the rate was available from that source at that time, then the commercial paper rate will be the bond equivalent yield of the rate on the relevant interest determination date, for commercial paper having the index maturity specified in the pric-

ing supplement, as published in H.15 Daily Update or any other recognized electronic source used for displaying that rate under the heading “Commercial Paper—Financial”. H.15 Daily Update is the daily update for H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publications. Unless the pricing supplement for your notes specifies otherwise, the bond equivalent yield will be calculated as follows:

Bond Equivalent Yield =
N × D 360 - (D × 90)	× 100

where “D” refers to the per annum rate determined as set forth above, quoted on a bank discount basis and expressed as a decimal and “N” refers to 365 or 366, as the case may be.

•	If the rate described in the prior paragraph cannot be determined, the commercial paper rate will remain the commercial paper rate then in effect on that interest determination date.

Except where stated otherwise in the pricing supplement for your note, the commercial paper rate will be subject to a lock-in period of six New York business days.

Unless the pricing supplement for your commercial paper rate based notes states otherwise, interest on that type of note will be calculated using an Actual/Actual (payment basis) accrual method which means that interest shall be calculated on the basis of the actual number of days elapsed in an interest period divided by a year of 365 days, or 366 days if the applicable interest period ends in a leap year.

LIBOR. Unless otherwise specified in the pricing supplement for your notes, “LIBOR”, which is the London interbank offered rate for U.S. Dollar deposits, for any interest determination date, will be the rate for U.S. Dollar deposits having the index maturity specified in your pricing supplement, as that rate appears on Moneyline Telerate page 3750 of the Moneyline Telerate Service, or any successor display page or service, as of 11:00 a.m., London time, on the relevant interest determination date.

If Moneyline Telerate page 3750 by its terms provides only for a single rate, that single rate will be used. If the pricing supplement for your notes does not specify the related interest determination date, the determination date for your notes will be the day that is two London and New York City business days before the relevant date.

On any interest determination date, if no rate appears on Moneyline Telerate page 3750, then the calculation agent will determine LIBOR as follows:

•	LIBOR will be determined on the basis of the offered rates at which

U.S. dollar deposits having the relevant index maturity, beginning on the relevant reset date in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date to leading banks in the London interbank market. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that determination date will be the average of those quotations.

•	If fewer than two quotations are provided as described above, LIBOR will be the average of the rates quoted by three major banks at approximately 11:00 a.m., in New York City, on that interest determination date for loans to leading European banks in the LIBOR currency in the relevant index maturity, beginning on the relevant reset date. The calculation agent will select the three banks referred to above.

•	If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on that interest determination date.

Unless the pricing supplement for your LIBOR based floating rate notes states otherwise, interest on that type of note will be calculated using an Actual/360 accrual method, which means that interest will be calculated on the actual number of days elapsed in an interest period and an assumed year of 360 days.

Prime Rate. Unless otherwise specified in the pricing supplement for your notes, the “prime rate” for any relevant interest determination date is the prime rate or base lending rate on that date, as published in the “Money Rates Table” in the Credit Markets Section of The Wall Street Journal, on the calculation date pertaining to that interest determination date under the heading “Prime Loan.”

The calculation agent will observe the following procedures if the prime rate cannot be determined as described above:

•	If the rate described above is not published in The Wall Street Journal on the relevant calculation date, then the prime rate will be the rate for that interest determination date, as published in H.15(519) on that calculation date under the heading “Bank Prime Loan.”

•	If the rate described above is not published in H.15(519) on the relevant calculation date, unless the calculation was made earlier and the rate was available from that source at that time, then the prime rate will be the rate for that interest determination date, as published in H.15 Daily Update or another recognized electronic source for displaying such rate opposite the caption “Bank Prime Loan.”

•	If the above rate is not published in either H.15(519), H.15 Daily Update or another recognized electronic source for displaying such rate by 3:00 p.m., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Money Market Rates Service Reuters Screen designated as “USPRIME1” as that bank’s prime rate or base lending rate as in effect on that interest determination date.

•	If no rates appear on the Reuters Screen USPRIME1 page on the relevant interest determination date, then the prime rate will be the average of the prime rates or base lending rates quoted, on the basis of the actual number of days elapsed in an interest period divided by a 360-day year, as of the close of business on that interest determination date by three major banks in New York City selected by the calculation agent.

•	If the banks selected by the calculation agent are not quoting as mentioned above, the prime rate will remain the prime rate then in effect on that interest determination date.

Unless the pricing supplement for your prime rate based floating rate notes states otherwise, interest on that type of note will be calculated using an Actual/Actual (payment basis) accrual method.

91-Day Treasury Bill Rate. Unless otherwise specified in the pricing supplement for your notes, “91-day Treasury bill rate” for any relevant interest determination date will be the rate equal to the weighted average per annum discount rate (expressed as a bond equivalent yield and applied on a daily basis) for direct obligations of the United States with a maturity of thirteen weeks, i.e. 91-day Treasury bills, sold at the applicable 91-day Treasury bill auction, as published in H.15(519) or otherwise or as reported by the U.S. Department of the Treasury.

In the event that the results of auctions of 91-day Treasury bills cease to be published or reported as provided above, or that no 91-day Treasury bill auction is held in a particular week, then the 91-day Treasury bill rate in effect as a result of the last such publication or report will remain in effect until such time, if any, as the results of auctions of 91-day Treasury bills will again be so published or reported or such auction is held, as the case may be.

Except where stated otherwise in the pricing supplement for your note, the 91-day Treasury bill rate will be subject to a lock-in period of six business days.

Unless the pricing supplement for your 91-Day Treasury bill rate based floating rate notes states otherwise, interest on that type of note will be calculated using an Actual/Actual (payment basis) accrual method.

Discount Notes

      We may from time to time offer notes that have an issue price, as specified in the applicable pricing supplement, which is less than 100% of the principal amount of the note payable at maturity, and that are designated as “discount notes.” Discount notes may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a discount note and its principal amount at maturity is referred to as the “discount.” In the event of redemption or repayment of a discount note, the amount payable to the holder of a discount note will be equal to the sum of the issue price, increased by any accruals of discount, and any unpaid interest accrued on the discount notes to the date of the redemption or repayment, as the case may be. The pricing supplement for your notes will describe the calculation method for any accruals of discount.

Redemption

      Unless we otherwise provide in the applicable pricing supplement, the notes will not be redeemable prior to the maturity date.

      If the pricing supplement states that the notes will be redeemable at our option prior to their maturity date, then on or after such date or dates specified in the pricing supplement, we may redeem any of those notes either in whole or from time to time in part, upon not less than five nor more than 60 days’ notice to the holder of the notes. Exercise of the redemption option by the holder of a note is irrevocable.

      Since the notes will be represented by a global note, DTC or its nominee will be treated as the holder of the notes, therefore, DTC or its nominee will be the only entity that receives notices of redemption of notes from us.

      The actual redemption can occur on any date following delivery of a valid notice. Unless otherwise specified in the pricing supplement, the redemption price will equal 100% of the principal amount of the note plus accrued interest to the date or dates of redemption.

      We may at any time purchase notes at any price or prices in the open market or otherwise. We may also purchase notes otherwise tendered for repayment by a beneficial owner’s duly authorized representative pursuant to the survivor’s option described in the next paragraph, at the price set forth in the second succeeding paragraph. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the EdNotes trustee for cancellation.

Repayment upon Death — Survivor’s Option

      If the pricing supplement relating to a note so states, a representative of the deceased beneficial owner of the note will have the right to request repayment of the note prior to its maturity date upon the death of the beneficial owner, provided that this right may not be exercised until at least 12 months following the date of the original issuance of the applicable note, as described below. We call this right the “survivor’s option.”

      Upon exercise of the survivor’s option, we will, at our option, either repay or purchase any note properly delivered for repayment by or on behalf of the person that has authority to act on behalf of the deceased beneficial owner of the note at a price equal to the sum of:

•	100% of the principal amount of such note, and

•	accrued and unpaid interest, if any, to the date of such repayment, subject to the following limitations.

      In addition, we may limit the aggregate principal amount of notes as to which the survivor’s option may be exercised as follows:

•	In any calendar year, we may limit the aggregate principal amount to the greater of (i) 1% of the outstanding aggregate principal amount of EdNotes having the survivor’s option right as of December 31 of the most recently completed calendar year or (ii) $1,000,000. We call this limitation the “annual put limitation.”

•	For any individual deceased beneficial owner of notes, we may limit the aggregate principal amount to $200,000 for any calendar year. We call this limitation the “individual put limitation.”

      We will not make principal repayments pursuant to the exercise of the survivor’s option in amounts that are less than $1,000 or in amounts other than multiples of $1,000. If the limitations described above would result in the partial repayment of any note, the principal amount of the note remaining outstanding after repayment must be at least $1,000.

      Each note delivered pursuant to a valid exercise of the survivor’s option will be accepted promptly in the order all such notes are delivered, unless the acceptance of that note or a portion of the note would contravene the annual put limitation or the individual put limitation. If, as of the end of any calendar year, the aggregate principal amount of notes that have been accepted pursuant to exercise of the survivor’s option during that year has not exceeded the annual put limitation for that year, any notes, or portions of notes, not accepted during that calendar year because of the individual put limitation may be accepted in the order all such notes, or portions of notes, were delivered, to the extent that any such acceptance would not trigger the annual put limitation for such calendar year.

      Any note or portion of a note accepted for repayment pursuant to an exercise of the survivor’s option will be repaid on the earliest of each June 15 and December 15 of the year in which the exercise is accepted as long as that date is at least 20 calendar days after the date of acceptance. If that date is not a business day, payment will be made on the next succeeding business day. Each note or portion of a note delivered for repayment that is not accepted in any calendar year due to the application of the annual put limitation or the individual put limitation will be deemed to be delivered in the following calendar year in the order in which all such notes were originally delivered, unless any such note or portion of a note is withdrawn by the representative for the deceased beneficial owner.

      In the event that a note or portion of a note delivered for repayment pursuant to valid exercise of the survivor’s option is not accepted because of the application of the annual put limitation or the individual put limitation, the EdNotes trustee will deliver a notice by first-class mail to the representative of the deceased beneficial owner that states the reason that the note or portion of a note has not been accepted for repayment. Following receipt of such notice from the EdNotes trustee, the representative for the deceased beneficial owner may withdraw its exercise for the survivor’s option by notice in writing to the EdNotes trustee, but only with respect to the portion of such note that was not paid because of the application of the annual put limitation or the individual put limitation, as long as such withdrawal is received by the EdNotes trustee on the earlier of (i) 90 days from the date of receipt by the representative for the deceased beneficial owner of notice from the EdNotes trustee that the note or a portion of the note will not be accepted for repayment or (ii) the regular record date for the next scheduled interest payment date, if any, on the notes. Other than as described in the immediately preceding sentence, notes delivered upon exercise of the survivor’s option may not be withdrawn.

      All questions as to the eligibility or validity of any exercise of the survivor’s option will be determined by us in our sole discretion. Our determination will be final and binding on all parties. The survivor’s option may only be exercised by the representative of a deceased beneficial owner. After the transfer of the beneficial interest under the laws of descent and distribution, the survivor’s option no longer may be exercised by such representative.

      The death of a person owning a note in joint tenancy or tenancy by the entirety will be deemed the death of the beneficial owner of the note, and the entire principal amount of the note so held will be subject to the survivor’s option. The death of a person owning a note by tenancy in common will be deemed the death of the beneficial owner of a note only with respect to the deceased holder’s interest in the note so held by tenancy in common. However, if a note is held by husband and wife as tenants in common, the death of either will be deemed the death of the beneficial owner of the note, and the entire principal amount of the note so held will be subject to the survivor’s option. The death of person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note will be deemed the death of the beneficial owner for purposes of the survivor’s option, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the EdNotes trustee and us. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interest in the note during his or her lifetime.

      In the case of repayment pursuant to the exercise of the survivor’s option for notes represented by a global security, DTC or its nominee will be the holder of such note. Therefore, DTC or its nominee will be the only entity that can exercise the survivor’s option for such note, and the broker or other entity through which a beneficial interest in a note is held must give instructions to DTC and the EdNotes trustee.

      In such event, the representative must provide the following information to the broker or other entity through which the beneficial interest in the global security is held by the deceased owner, with a copy to us and to the EdNotes trustee:

•	appropriate evidence satisfactory to us and the EdNotes trustee that (i) the representative of the deceased beneficial owner has authority to act on behalf of the deceased beneficial owner, (ii) the death of the beneficial owner has occurred, and (iii) the deceased was the owner of a beneficial interest in the global security at the time of death;

•	the deceased’s social security number or other taxpayer identification number;

•	a written request for repayment signed by the representative of the deceased beneficial owner, with such information as the broker or other entity requests, and with the signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. otherwise known as the “NASD”, or a commercial bank or trust company having an office or correspondent in the United States;

•	instructions to the broker or other entity to notify DTC of its desire to obtain repayment pursuant to exercise of the survivor’s option; and

•	a detailed description of the note, including the CUSIP number and the date the note was issued.

      The broker or other entity will provide to the EdNotes trustee:

•	a written request for repayment signed by that broker or other entity in substantially the form attached as Annex A of this prospectus supplement, a copy of which may be obtained from the EdNotes trustee at its corporate trust office located at 280 Park Avenue, New York, NY 10017, attention: Corporate Trust and Agency Services; and

•	a certificate or letter satisfactory to us and to the EdNotes trustee from the broker or other entity stating that it represents the deceased beneficial owner, and describing the deceased’s beneficial owner’s interest in the global security.

      The broker or other entity will be responsible for disbursing any payments it receives pursuant to exercise of the survivor’s option to the appropriate representative of the deceased beneficial owner. See “Registration and Settlement” beginning on page S-19.

      In order to validly exercise a survivor’s option for a certificated note (other than a global note) the representative of the deceased beneficial owner must deliver to the EdNotes trustee the same information, described above, to be delivered upon exercise of a survivor’s option for a beneficial interest in a global security, to the broker or other entity for exercise of such right for a global note (other than instructions to notify DTC), plus the note, a properly executed assignment of the note, and evidence of beneficial ownership of any note held in nominee name.

REGISTRATION AND SETTLEMENT

The Depository Trust Company

      Our EdNotes will be issued in book-entry form only. This means that we will not issue certificates to evidence the notes. Instead, we will issue global notes in registered form and each such note is referred to as a “global note”. Each global note will be deposited with, or on behalf of, DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represents a beneficial interest in that global note.

      Beneficial interests in a global note will be shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners.

      So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holders for any purpose under the indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your note in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

      DTC will act as securities depository for our EdNotes. The notes will be issued as fully-registered notes registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered global note will be issued for all of the principal amount of the notes. If, however, the aggregate principal amount of the notes exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such note.

      Each global note representing EdNotes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) DTC notifies us that it is unwilling or unable to continue as depositary for the global notes or we become aware that DTC has ceased to be a clearing agency in good standing or registered under the Securities Exchange Act of 1934 or other applicable statute or regulation and, in any such case we fail to appoint a successor to DTC within 90 calendar days after we become aware of such condition or (2) we, in our sole discretion, determine that the global notes shall be exchangeable for certificated notes. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global note representing our EdNotes.

      The following is based on information furnished by DTC:

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC.

      DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

      Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The beneficial interest of each actual purchaser of each note will in turn be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes will be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

      To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. Beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

      Neither DTC nor Cede & Co. (nor any such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the regular record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the regular record date (identified in a listing attached to the omnibus proxy).

      We will pay principal and any premium or interest payments on the notes in immediately available funds directly to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”. These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

      We will send any redemption notices to Cede & Co. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed. DTC may discontinue providing its services as securities depository for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated notes.

      The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Registration, Transfer and Payment of Certificated Notes

      If we ever issue any of our EdNotes in certificated form, those notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have originally designated Deutsche Bank Trust Company Americas to act in those capacities for the notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any notes at any time.

      We will not be required to (1) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days after the selection of the notes to be redeemed or (2) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part.

      We will pay principal and any premium and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note on any interest payment date to the person in whose name the note is registered at the close of business on the regular record date for that payment.

U.S. FEDERAL TAX CONSEQUENCES TO U.S. HOLDERS

      The following general summary describes the principal United States Federal income and estate tax consequences of the ownership and disposition of the notes. This summary provides general information only and, except where otherwise noted, is directed solely to original holders who are U.S. Holders that hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, referred to as the “Code”.

      The following summary does not purport to discuss the United States Federal income tax consequences that may apply to particular investors subject to special rules, such as partnerships or other entities treated as partnerships for United States Federal income tax purposes, financial institutions, insurance companies, tax-exempt entities, persons liable for alternative minimum tax, regulated investment companies, dealers in securities or currencies, traders in securities that elect to use a mark to market method of accounting, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction, or as a position in a “straddle” for tax purposes, U.S. persons whose functional currency is not the United States dollar, persons who have ceased to be United States citizens or to be taxed as resident aliens or, except as indicated, persons that are not U.S. Holders. In addition, the tax consequences of holding a particular note will depend, in part, on the particular terms of that note.

      Holders of notes are advised to consult their own tax advisors with regard to the application of the United States Federal income and estate tax laws to their particular situations as well as any tax consequences of the purchase, beneficial ownership and disposition of the notes arising under the laws of any state, local or foreign tax jurisdiction.

      This summary is based on the Code, United States Treasury Regulations (including proposed and temporary regulations) promulgated under the Code, rulings, official pronouncements and judicial decisions as of the date of this prospectus supplement. The authorities on which this summary is based are subject to change or differing interpretations, which could apply retroactively, so as to result in tax consequences different from those discussed below.

      For purposes of the following discussion, the term “U.S. Holder” means a beneficial owner of a note that is:

(1) for United States Federal income tax purposes a citizen or resident of the United States;

(2) a corporation (or other entity properly classified as a corporation for United States Federal income tax purposes) created or organized in the United States or under the laws of the United States or any state (including the District of Columbia);

(3) an estate, the income of which is subject to United States Federal income taxation regardless of its source;

(4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person; or

(5) any other holder whose income with respect to a note is effectively connected with such holder’s conduct of a United States trade or business.

      If a partnership (including any entity that is treated as a partnership for U.S. Federal income tax purposes) is a beneficial owner of a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such a partnership, should consult their tax advisors about the U.S. Federal income tax consequences of holding and disposing of the notes.

Payment of Interest

      Stated interest on a note will generally be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or received in accordance with the U.S. Holder’s regular method of accounting for tax purposes.

Original Issue Discount

      A note will be treated as issued with original issue discount if the excess of its “stated redemption price at maturity” over its issue price equals or exceeds a de minimis amount equal to 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date. It is expected that some notes will be issued with original issue discount that meets this de minimis test. Generally, the issue price of a note should be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a note is the total of all payments to be made under the note other than qualified stated interest (generally, stated interest that is unconditionally payable in cash or property, at least annually, at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments) and is expected to equal the principal amount of the related note. Any amount not treated as original issue discount because it is de minimis original issue discount must be included in income (generally as gain from the sale of that note) as principal payments are received on the related note in the proportion that each such payment bears to the original principal amount of the note.

      If the notes were treated as issued with original issue discount in excess of the de minimis amount, a U.S. Holder would be required to include original issue discount in income before the receipt of cash attributable to such income using the constant-yield method. The amount of original issue discount includible in income is the sum of the daily portions of original issue discount with respect to the related note for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds such note. The amount of original issue discount includible in income by a U.S. Holder would be computed by allocating to each day during a taxable year a pro rata portion of the original issue discount that accrued during the relevant accrual period. Such original issue discount would generally equal the product of the yield to maturity of the related note (adjusted for the length of the related accrual period) and its adjusted issue price at the beginning of the accrual period, reduced by any payments of “qualified stated interest”. For these purposes, accrual periods with respect to a note may be any set of periods (which may be of varying lengths) as long as (1) no accrual period is longer than one year and (2) each scheduled payment of interest or principal on the note occurs on either the final or first day of an accrual period. The adjusted issue price of a note will be the sum of its issue price plus prior accruals of original issue discount, reduced by the total payments made with respect to such note in all prior periods, other than “qualified stated interest payments”.

Acquisition and Bond Premium

      A U.S. Holder who purchases a note issued at an original issue discount for an amount exceeding its adjusted issue price (as defined above) and less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be treated as having purchased the note with acquisition premium. The amount of original issue discount which such holder must include in gross income with respect to such note will be reduced in the proportion that the excess bears to the original issue discount remaining to be accrued as of the note’s acquisition.

      If a U.S. Holder purchases a note for an amount that is greater than the principal amount of the note, such holder will be considered to have purchased such note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect (in accordance with applicable Code provisions) to amortize such premium over the remaining term of the note (where such note is not redeemable prior to its maturity date), based on the U.S. Holder’s yield to maturity with respect to the note.

      A U.S. Holder generally may use the amortizable bond premium allocable to an accrual period to offset interest required to be included in the U.S. Holder’s income with respect to the note in that accrual period. If the amortizable bond premium allocable to an accrual period exceeds the amount of interest allocable to the same accrual period, that excess would be allowed as a deduction for such accrual period, but only to the extent of the U.S. Holder’s prior interest inclusions on the note that have not been offset previously by bond premium. Any excess is generally carried forward and allocable to the next accrual period.

      If a note acquired with amortizable bond premium may be redeemed by us prior to maturity after the U.S. Holder has acquired it,

the amount of amortizable bond premium is determined with reference to either the amount payable on maturity or, if it results in a smaller premium attributable to the period through the earlier redemption date, with reference to the amount payable on the earlier redemption date. A U.S. Holder who elects to amortize bond premium must reduce his tax basis in the note as described under “Sale, Exchange or Redemption of the Notes” below.

      An election to amortize bond premium applies to all taxable debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the Internal Revenue Service (the “IRS”).

Market Discount

      If a U.S. Holder purchases a note for an amount that is less than the note’s issue price (increased by previously accrued original issue discount, if any), the amount of the difference will be treated as “market discount” for United States Federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has not previously been included in income. In addition, a U.S. Holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue the discount on a constant-yield method. A U.S. Holder of a note may elect to include market discount in income currently as it accrues (on either a ratable or constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Election to Treat All Interest as Original Issue Discount (Constant Yield Election)

      A U.S. Holder of a note may elect to include in income all interest and discount, as adjusted by any premium with respect to such note based on a constant yield method, as described above. The election is made for the taxable year in which the U.S. Holder acquired the note, and may not be revoked without the consent of the IRS. If such election is made with respect to a note having amortizable bond premium, the holder will be deemed to have elected to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the taxpayer during the year of election or thereafter. If the election is made with respect to a note having market discount, the holder will be deemed to have elected to currently include market discount on a constant yield basis with respect to all debt instruments having market discount acquired during the year of election or thereafter.

Short-Term Notes

      Notes that have a fixed maturity of one year or less (“Short-Term Notes”) will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or redemption at maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deduction otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to include original issue discount on a Short-Term Note in income currently on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

Sale, Exchange or Redemption of the Notes

      Upon the sale, exchange or redemption of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or redemption (other than amounts representing interest not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be the U.S. dollar cost of the note to such U.S. Holder, increased by any original issue discount or market discount included in income and reduced by any principal payments received by the U.S. Holder and any amortizable bond premium used to offset interest.

      In general, gain or loss realized on the sale, exchange or redemption of a note will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the note has been held for more than one year. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitation).

      If a U.S. Holder disposes of only a portion of a note pursuant to a redemption or repayment (including the survivor’s option, if applicable), such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original note being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price and the U.S. Holder’s adjusted basis, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

United States Federal Tax Consequences to Non-U.S. Holders

      Under present United States Federal tax law, a holder that is not a U.S. Holder (a “Non-U.S. Holder”) will not be subject to United States Federal income or withholding tax on interest and principal payments on a note, including payments in respect of original issue discount, provided that (i) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote in an election of directors, (ii) the holder is not a controlled foreign corporation for United States Federal income tax purposes that is related to us through actual or constructive stock ownership, (iii) the payment is not effectively connected to a U.S. trade or business of the holder, and (iv) certain certification requirements are met. In addition, a Non-U.S. Holder will not be subject to United States Federal income or withholding tax on any amount which constitutes capital gain upon the sale, exchange, or redemption of a note unless (i) the holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption and certain other conditions are met, or (ii) the gain is effectively connected with the conduct of a U.S. trade or business. A Non-U.S. Holder whose income or gain with respect to a note is effectively connected with the conduct of a U.S. trade or business generally will be subject to United States Federal income tax with respect to the income or gain in the same manner as U.S. Holders, as described above. Additionally, such a Non-U.S. Holder that is a corporation could be subject to a branch profits tax on such income.

      A note will not be subject to United States Federal estate tax, provided the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote in an election of directors, and payments of interest on the note would not have been considered U.S. trade or business income.

Backup Withholding and Information Reporting

      Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a note, and to payments of proceeds of the sale or redemption of a note, to certain non-corporate U.S. Holders. We, our agent, a broker, the EdNotes trustee or any other paying agent, as the case may be, will be required to withhold tax at the applicable backup withholding rate (currently 30 percent and not to exceed 31 percent) from any payment if the U.S. Holder fails to furnish or certify the holder’s correct taxpayer identification number (social security number or employer identification number, as applicable) to the payor in the manner required, is notified by the IRS that the holder has failed to properly report payments of dividends and interest, fails to certify that such U.S. Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules.

      Backup withholding and information reporting generally will not apply to interest payments made to a Non-U.S. Holder of a note who provides the requisite certification (generally on an IRS Form W-8BEN) or otherwise qualifies for an exemption from backup withholding. Payments of the proceeds of a disposition of a note by or through a U.S. office of a broker generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise qualifies for exemption. Payments of the proceeds of a disposition of a note by or through a foreign office of a U.S. broker or foreign broker with certain relationships to the United States generally will be subject to information reporting, but not backup withholding.

      Any amounts withheld under the backup withholding rules from a payment to a holder may be credited against such holder’s United States Federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required.

SUPPLEMENTAL PLAN OF DISTRIBUTION

      Under the terms of a selling agent agreement, dated as of January 23, 2003, the notes will be offered from time to time by us to or through the purchasing agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents party to that agreement are ABN AMRO Financial Services, Inc., Banc of America Securities LLC, Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Prudential Securities Incorporated, Salomon Smith Barney Inc., UBS PaineWebber Inc. and Wachovia Securities, Inc. The agents have agreed to use their reasonable best efforts to solicit purchases of the notes. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a master selected dealer agreement with the purchasing agent. We also may appoint additional agents to sell the notes. Any sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. Under some circumstances, we may also sell notes directly on our own behalf without the assistance of agents.

      The purchasing agent will purchase the notes at a discount ranging from .20% to 3% of the non-discounted price for each note sold. However, we also may sell the notes to the purchasing agent at a discount greater than or less than the range specified above. The discount at which we sell the notes to the purchasing agent will be set forth in the applicable pricing supplement. The purchasing agent may, and with our consent the other agents may, sell notes to dealers at a concession not in excess of the discount it received from us. If we sell notes through the agents on an agency basis, we will pay to the purchasing agent, for the benefit of the applicable agents, a commission equal to the discount the purchasing agent would have received had it purchased the notes from us for resale on a principal basis.

      Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the purchasing agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), discount and concession may be changed.

      We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

      Each agent, including the purchasing agent, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933. We also have agreed to reimburse the agents for certain expenses.

      No note will have an established trading market when issued. Unless otherwise specified in any pricing supplement, we do not intend to apply for the listing of the notes on any securities exchange. However, we have been advised by the agents that the agents may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market at any time without notice. Neither we nor the agents can provide any assurance regarding the liquidity of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. See “Registration and Settlement” beginning on page S-19.

      In connection with some offerings of notes, the rules of the SEC permit underwriters and agents to engage in transactions that may stabilize the price of the notes. The purchasing agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the purchasing agent of a greater amount of notes than the amount the purchasing agent has agreed to purchase in connection with an offering of notes. Stabilizing transactions consist of certain bids or purchases made by the purchasing agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the purchasing agent make any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the purchasing agent make any representation that, once commenced, these transactions will not be discontinued without notice. The purchasing agent is not required to engage in these activities and may end any of these activities at any time.

      The agents or dealers to or through which we may sell notes engage in transactions with us and perform services for us in the ordinary course of business.

LEGAL OPINIONS

      Marianne M. Keler, our general counsel, will issue an opinion regarding the validity of our EdNotes. This opinion will make assumptions regarding future action required to be taken by us and the EdNotes trustee in connection with the issuance and sale of any particular notes, the specific terms of those notes and other matters that may affect the validity of the notes but which cannot be ascertained on the date of the relevant opinion. Gibson, Dunn & Crutcher LLP, New York, New York, counsel to the agents, will pass upon the validity of the EdNotes for the agents.

ANNEX A

SLM CORPORATION

EdNotesSM

ELECTION OF REPAYMENT — SURVIVOR’S OPTION

CUSIP NUMBER

To: SLM Corporation

      The undersigned financial institution (the “Financial Institution”) represents the following:

•	The Financial Institution has received a request for repayment from the executor or other authorized representative (the “Representative”) of the deceased beneficial owner listed below of EdNotes (CUSIP No. ) (the “EdNotes”).

•	The Financial Institution currently holds such EdNotes as a direct or indirect participant in The Depository Trust Company (the “Depositary”).

      The Financial Institution agrees to the following terms:

•	The Financial Institution shall follow the instructions (the “Instructions”) accompanying this Election of Repayment—Survivor’s Option form (the “Form”).

•	The Financial Institution shall make all records specified in the Instructions supporting the above representations available to SLM Corporation (the “Company”) for inspection and review within five business days of the Company’s request.

•	If the Financial Institution or the Company, in either’s reasonable discretion, deems any of the records specified in the Instructions supporting the above representations unsatisfactory to substantiate a claim for repayment, the Financial Institution shall not be obligated to submit this Form, and the Company may deny repayment.

•	Other than as described in the applicable prospectus supplement for your EdNotes in the limited situation involving tenders of EdNotes that are not accepted during one calendar year as a result of the annual put limitation or individual put limitation, repayment elections may not be withdrawn.

•	The Financial Institution agrees to indemnify and hold harmless the Company and the EdNotes trustee against and from any and all claims, liabilities, costs, losses, expenses, suits and damages resulting from the Financial Institution’s above representations and request for repayment on behalf of the Representative.

(1) _______________________________________________________________________________________
Name and Social Security Number of Deceased Beneficial Owner

(2) _______________________________________________________________________________________
Date of Death of Deceased Beneficial Owner

(3) _______________________________________________________________________________________
Name of Representative Requesting Repayment

(4) _______________________________________________________________________________________
Name of Financial Institution Requesting Repayment

(5) _______________________________________________________________________________________
Signature of Representative of Financial Institution Requesting Repayment

(6) _______________________________________________________________________________________
Principal Amount of Requested Repayment; Description of EdNotes; CUSIP Number

(7) _______________________________________________________________________________________
Date of Election

(8) Financial Institution Representative:

Name: Phone Number: Fax Number: Mailing Address (no P.O. Boxes): DTC Participant Number:

TO BE COMPLETED BY THE COMPANY:

     (A) Election Number*:

     (B) Delivery and Payment Date:

     (C) Principal Amount:

     (D) Accrued Interest:

     (E) Date of Receipt of Form by the Company:

     (F) Date of Acknowledgment by the Company:

*	To be assigned by the Company upon receipt of this Form. An acknowledgment, in the form of a copy of this document with the assigned Election Number, will be returned to the party and location designated on line (8) above.

INSTRUCTIONS FOR COMPLETING ELECTION

OF REPAYMENT — SURVIVOR’S OPTION

      Capitalized terms used and not defined herein have the meanings defined in the accompanying Election of Repayment — Survivor’s Option.

1.	Collect and retain for a period of at least three years (1) satisfactory evidence of the authority of the Representative, (2) satisfactory evidence of death of the deceased beneficial owner, (3) satisfactory evidence that the deceased beneficial owner beneficially owned, at the time of his or her death, the EdNotes being submitted for repayment, and (4) any necessary tax waivers. For purposes of determining whether the Company will deem EdNotes beneficially owned by an individual at the time of death, the following rules shall apply:

•	EdNotes beneficially owned by tenants by the entirety or joint tenants will be regarded as beneficially owned by a single owner. The death of a tenant by the entirety or joint tenant will be deemed the death of the beneficial owner, and the EdNotes beneficially owned will become eligible for repayment. The death of a person beneficially owning a EdNote by tenancy in common will be deemed the death of a holder of an EdNote only with respect to the deceased holder’s interest in the EdNote so held by tenancy in common, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the holder of the EdNote, and the entire principle amount of the EdNote so held will be eligible for repayment.

•	EdNotes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary’s interest in the trust (however, a trust’s beneficiaries collectively cannot be beneficial owners of more EdNotes than are owned by the trust). The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the EdNotes beneficially owned by the trust to the extent of that beneficiary’s interest in the trust. The death of an individual who was a tenant by the entirety or joint tenant in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder’s beneficial interest in the EdNote, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the beneficiary of the trust.

•	The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interest in an EdNote will be deemed the death of the beneficial owner of that EdNote, regardless of the registration of ownership, if such beneficial interest can be established to the satisfaction of the EdNotes trustee. Such beneficial interest will exist in many cases of street name or nominee ownership, ownership by a trustee, ownership under the Uniform Gift to Minors Act and community property or other joint ownership arrangements between spouses. Beneficial interest will be evidenced by such factors as the power to sell or otherwise dispose of an EdNote, the right to receive the proceeds of sale or disposition and the right to receive interest and principal payments on an EdNote.

2.	Indicate the name and social security number of the deceased beneficial owner on line (1).

3.	Indicate the date of death of the deceased beneficial owner on line (2).

4.	Indicate the name of the Representative requesting repayment on line (3).

5.	Indicate the name of the Financial Institution requesting repayment on line (4).

6.	Affix the authorized signature of the Financial Institution’s representative on line (5). THE SIGNATURE MUST BE MEDALLION SIGNATURE GUARANTEED.

7.	Indicate the principal amount, description, and CUSIP numbers of the EdNotes to be repaid on line (6).

8.	Indicate the date this Form was completed on line (7).

9.	Indicate the name, mailing address (no P.O. boxes, please), telephone number and facsimile-transmission number of the party to whom the acknowledgment of this election may be sent on line (8).

10.	Leave lines (A), (B), (C), (D), (E) and (F) blank.

11.	Mail or otherwise deliver an original copy of the completed Form to:

Deutsche Bank Trust Company Americas 280 Park Avenue-9E New York, NY 10017 Attention: Corporate Trust and Agency Services

FACSIMILE TRANSMISSIONS OF THE REPAYMENT ELECTION FORM

WILL NOT BE ACCEPTED.

12.	If the acknowledgement of the Company’s receipt of this Form, including the assigned election number, is not received within 10 days of the date such information is sent to the EdNotes trustee, contact Deutsche Bank Trust Company Americas, Shareholder Relations at 1-800-735-7777.

January 23, 2003

Prospectus

SLM CORPORATION

$10,000,000,000

Debt Securities
Common Stock
Preferred Stock
Warrants

•	This prospectus provides you with a general description of the securities we may offer. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

•	We are registering shares of our common stock primarily to preserve our flexibility to deliver or sell shares of our common stock in connection with the settlement of privately negotiated equity forward purchase contracts. We also may issue common stock upon conversion, exercise or exchange of any debt securities, preferred stock or warrants.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation is a government-sponsored enterprise (other than Student Loan Marketing Association) or an instrumentality of the United States of America.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated January 23, 2003

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell debt securities, preferred stock and warrants in one or more offerings up to a total dollar amount of $10,000,000,000. We may sell these securities either separately or in units. We may also issue common stock upon conversion, exchange or exercise of any of the securities mentioned above, and we may sell or deliver our common stock in connection with the settlement of privately negotiated equity forward or equity option transactions we have entered into or may enter into from time to time.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities we may offer under this prospectus. You can read that registration statement at the SEC’s web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

      We file annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public facilities in Washington, D.C. (located at 450 Fifth Street, N.W., Washington, D.C. 20549), Chicago (located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and New York (located at 233 Broadway, New York, New York 10279). Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC also maintains a site on the World Wide Web at http://www.sec.gov. This site contains reports, proxy and information statements and other information about registrants that file electronically with the SEC. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc. (located at 20 Broad Street, New York, New York 10005) or at our web site at http://www.salliemae.com.

      We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. This registration statement contains additional information about us and our securities. You can inspect the registration statement and exhibits without charge at the SEC’s office in Washington, D.C. (located at 450 Fifth Street, N.W.), and you may obtain copies from the SEC at prescribed rates.

      The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2001, which we filed on March 28, 2002;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002, which we filed on May 15, 2002;

•	our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2002, which we filed on August 14, 2002;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2002, which we filed on November 14, 2002;

•	the description of our common stock in our Form 8-A, which we filed on August 7, 1997 and amended on July 27, 1999, and any amendments or reports filed for the purpose of updating this description;

•	the description of our currently outstanding preferred stock in our form 8-A, which we filed on November 10, 1999;

•	our current report on Form 8-K, which we filed on February 19, 2002, attaching our Supplemental Financial Information for the fiscal quarter ended December 31, 2001;

•	our current report on Form 8-K, which we filed on May 9, 2002, announcing the engagement of PricewaterhouseCoopers LLP, as our independent public accountants;

•	our current report on Form 8-K, which we filed on August 14, 2002, attaching the certifications of our Chief Executive Officer and our Chief Financial Officer;

•	our current report on Form 8-K, which we filed on August 21, 2002, attaching our press release dated August 21, 2002, stating that, in response to inquiries it received, the Company had no interest in pursuing a transaction with Golden State Bancorp;

•	our current report on Form 8-K, which we filed on November 14, 2002, attaching the certifications of our Chief Executive Officer and Chief Financial Officer;

•	our current report on Form 8-K, which we filed on January 17, 2003, attaching the Fourth Supplemental Indenture for our Medium Term Notes, Series B, also known as EdNotes and Form T-1, adding Deutsche Bank Trust Company Americas as trustee; and

•	all documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we sell all of the securities offered by this prospectus.

      You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary

SLM Corporation
11600 Sallie Mae Drive
Reston, VA 20193
(703) 810-3000

      You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

FORWARD-LOOKING STATEMENTS

      This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

      Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

      You should understand that the following important factors could cause our results to differ materially from those expressed in forward-looking statements:

•	changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations that may reduce the volume, average term, costs and yields on education loans under the Federal Family Education Loan Program or for non-FFELP loans or result in loans being originated or refinanced under non-FFELP programs or affect the terms upon which banks and others agree to sell FFELP loans to us;

•	changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, which could reduce demand for our products and services or increase our costs; and

•	changes in the general interest rate environment and in the securitization markets for education loans, which could increase the costs or limit the availability of financings necessary to originate, purchase or carry education loans.

SLM CORPORATION

      We were formed in 1997 in connection with the reorganization of the Student Loan Marketing Association under the Student Loan Marketing Association Reorganization Act of 1996. Our principal business is financing and servicing education loans. We presently conduct a majority of this business through two wholly owned entities: Student Loan Marketing Association, a government-sponsored enterprise chartered by an act of Congress, and Sallie Mae Servicing L.P., a Delaware limited partnership. We are the largest non-governmental source of financing and servicing for education loans in the United States.

      We changed our name from USA Education, Inc. to SLM Corporation, effective May 17, 2002.

      Our principal executive offices are located at 11600 Sallie Mae Drive, Reston, VA 20193, and our telephone number is (703) 810-3000.

USE OF PROCEEDS

      Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

      The following table sets forth our ratio of earnings to fixed charges and preferred stock dividends for the five years ended December 31, 2001 and the nine month periods ended September 30, 2001 and September 30, 2002.

						Nine Months
						ended
	Years ended December 31,					September 30,

	1997	1998	1999	2000	2001	2001	2002

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(1)	1.29	1.37	1.34	1.23	1.27	1.10	1.78

Ratio of Earnings to Fixed Charges(1)	1.29	1.38	1.34	1.24	1.27	1.10	1.79

(1)	For purposes of computing these ratios, earnings represent income before income tax expense plus fixed charges less preferred stock dividends. Fixed charges represent interest expense plus the estimated interest component of net rental expense.

SECURITIES WE MAY OFFER

      This section describes the general terms and provisions of the securities to which this prospectus and any prospectus supplement relates.

Types of Securities

      The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series;

•	preferred stock, which we may issue in one or more series;

•	common stock;

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities;

•	warrants or other rights relating to foreign currency exchange rates; or

•	warrants for the purchase or sale of debt securities of, or guaranteed by, the United States government or its agencies, units of a stock index or a stock basket or a commodity or a unit of a commodity index.

      The aggregate initial offering price of all securities we sell will not exceed $10,000,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them.

ADDITIONAL INFORMATION

      We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future. Each prospectus supplement will include the following information:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters or agents, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters or agents;

•	information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any material United States federal income tax considerations that apply to the securities; and

•	any other material information about the offering and sale of the securities.

DESCRIPTION OF DEBT SECURITIES

      This section discusses debt securities we may offer under this prospectus.

      We will issue debt securities under an indenture, dated as of October 1, 2000, between us and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, New York, New York, as trustee. JPMorgan Chase Bank is qualified to act as trustee under the Trust Indenture Act of 1939. The indenture is governed by the Trust Indenture Act and may be supplemented from time to time, including to add additional trustees for separate series of debt securities issued under the indenture.

      The following is a summary of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. The indenture and any applicable indenture supplement will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under the heading “Where You Can Find More Information.” References below to an “indenture” are references to the indenture and the applicable indenture supplement under which we issue a particular series of debt securities.

Terms of the Debt Securities

      Our debt securities will be unsecured obligations of SLM Corporation. We may issue them in one or more series. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement with, for some offerings, a pricing supplement, for each series of debt securities that will describe:

•	the title of the debt securities and their CUSIP numbers;

•	any limit upon the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal and premium, if any, of the debt securities will be payable;

•	if the debt securities will bear interest:

•	the interest rate on the debt securities or the method by which the interest rate may be determined;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities; and

•	any circumstances under which we may defer interest payments;

•	the place or places where:

•	we can make payments on the debt securities;

•	the debt securities can be surrendered for registration of transfer or exchange; and

•	notices and demands can be given to us relating to the debt securities and under the applicable indenture, and where notices to holders pursuant to the applicable indenture will be published;

•	any optional redemption provisions that would permit us or the holders of debt securities to elect to redeem the debt securities before their final maturity;

•	any sinking fund provisions that would obligate us to redeem the debt securities;

•	whether any of the debt securities are to be issuable as registered securities, bearer securities or both, whether debt securities are to be issuable with or without coupons or both and, if issuable as bearer securities, the date as of which the bearer securities will be dated (if other than the date of original issuance of the first debt security of that series of like tenor and term to be issued);

•	whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities;

•	if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

•	the denominations in which the debt securities will be issued, if other than $1,000 or an integral multiple of $1,000 in the case of registered securities or $5,000 in the case of bearer securities;

•	the portion of the principal amount of debt securities payable upon a declaration of acceleration of maturity, if other than the full principal amount;

•	the currency or currencies in which the debt securities will be denominated and payable and, if a composite currency, any related special provisions;

•	any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any related provisions;

•	the manner in which principal, premium and interest on debt securities will be determined if they are determined with reference to an index based upon a currency or currencies other than that in which the debt securities are denominated or payable;

•	any events of default that will apply to the debt securities in addition to those contained in the applicable indenture;

•	whether the issue of debt securities may be “reopened” by offering additional securities with substantially the same terms;

•	any additions or changes to the covenants contained in the applicable indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

•	whether the provisions described below under the heading “Defeasance” apply to the debt securities;

•	the identity of the security registrar and paying agent for the debt securities if other than the applicable trustee; and

•	any other terms of the debt securities.

Covenants Contained in Indenture

      In the indenture, we promise not to create or guarantee any debt for borrowed money that is secured by a lien on the capital stock of our wholly owned subsidiary, Student Loan Marketing Association, unless we also secure the debt securities on an equal or priority basis with the other secured debt. Our promise, however, is subject to an important exception: we may grant liens on that stock without securing the debt securities if our board of directors determines that the liens do not materially detract from or interfere with the fair market value or control of that stock.

      Except as noted above, the indenture does not restrict our ability to put liens on our interests in our subsidiaries, and it does not restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries, including Student Loan Marketing Association.

      We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

Consolidation, Merger or Sale

      The indenture generally permits us to consolidate with or merge into another entity. It also permits us to sell or transfer all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if it is not us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the applicable indenture, including the payment of all amounts due on the debt securities and performance of obligations under the indenture; and

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel stating that the transactions comply with these conditions.

      If we consolidate with or merge into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Events of Default and Remedies

      An event of default with respect to any series of debt securities is defined in the indenture as being:

•	default for 30 days in payment of any installment of interest on any debt security of that series beyond any applicable grace period;

•	default in payment of the principal of or premium, if any, on any of the debt securities of that series when due;

•	default for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to that series; and

•	our bankruptcy, insolvency or reorganization.

      Additional events of default for your series of debt securities may be defined in a supplemental indenture for your securities.

      The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to a series of debt securities, if the trustee considers it in the interest of the holders of that series of debt securities to do so.

      The indenture provides that if any event of default (other than our bankruptcy, insolvency or reorganization) has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding, acting together as a single class, may declare the principal amount of and all accrued but unpaid interest on all the debt securities of that series to be due and payable immediately. If our bankruptcy, insolvency or reorganization causes an event of default, the principal amount of and all accrued but unpaid interest on all series of debt securities that are affected by the event of default will be immediately due and payable without any declaration or action by the trustee or the holders.

      The holders of a majority in principal amount of the debt securities of a series then outstanding that are affected by an event of default, acting as a single class, by written notice to the trustee and to us, may waive any past default, other than any event of default in payment of principal or interest or in respect of an indenture provision that may be amended only with the consent of the holder of each affected debt security. Holders of a majority in principal amount of debt securities of any series affected by an event of default that were entitled to declare the event of default may rescind and annul the declaration and its consequences if the recission will not conflict with any judgment or decree for payment of money due that has been obtained by the trustee.

      The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture.

Defeasance

      Defeasance and Discharge. At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the trustee, in trust, sufficient money or, if the debt securities of that series are denominated and payable in U.S. dollars only, eligible instruments, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the indenture and the terms of the debt securities.

      When we use the term “eligible instruments” in this section, we mean monetary assets, money market instruments and securities that are payable in dollars only and are essentially risk free as to collection of principal and interest, including:

•	direct obligations of the United States backed by the full faith and credit of the United States; or

•	any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States.

      In the event that we deposit money and/or eligible instruments in trust and discharge our obligations under a series of debt securities as described above, then:

•	the indenture will no longer apply to the debt securities of that series; but certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons will continue to apply; and

•	holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and any interest on the debt securities of that series.

      Defeasance of Covenants and Events of Default. At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If we so provide and we make the deposit, we will not have to comply with any covenant we designate when we establish the series of debt securities.

      In the event of a covenant defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants specifically referred to above, will remain in effect.

      If we exercise our option not to comply with any covenant and the debt securities of the series become immediately due and payable because an event of default has occurred, other than as a result of an event of default related to a covenant that is subject to defeasance, the amount of money and/or eligible instruments on deposit with the applicable trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the applicable indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. We would remain liable, however, for the balance of the payments.

Registration and Transfer

      Unless we indicate otherwise in the applicable prospectus supplement, we will issue debt securities only as registered securities without coupons. Debt securities that we issue as bearer securities will have interest coupons attached, unless we indicate otherwise in the applicable prospectus supplement.

      With respect to registered securities, we will keep or cause to be kept a register in which we will provide for the registration of registered securities and the registration of transfers of registered securities. We will appoint a “security registrar,” and we may appoint any “co-security registrar,” to keep the security register.

      Upon surrender for registration of transfer of any registered security of any series at our office or agency maintained for that purpose in a place of payment for that series, we will execute one or more new registered securities of that series in any authorized denominations, with the same aggregate principal amount and terms. At the option of the holder, a holder may exchange registered securities of any series for other registered securities of that series, or bearer securities (along with all necessary related coupons) of any series for registered securities of the same series. Registered securities will not be exchangeable for bearer securities in any event.

      We will agree in the indenture that we will maintain in each place of payment for any series of debt securities an office or agency where:

•	any debt securities of each series may be presented or surrendered for payment;

•	any registered securities of that series may be surrendered for registration of transfer;

•	debt securities of that series may be surrendered for exchange or conversion; and

•	notices and demands to or upon us in respect of the debt securities of that series and the indenture may be served.

      We will not charge holders for any registration of transfer or exchange of debt securities. We may require holders to pay for any tax or other governmental charge that may be imposed in connection with any such registration of transfer or exchange, other than exchanges expressly provided in the indenture to be made at our own expense or without expense or without charge to the holders.

Global Securities

      We may issue debt securities of a series, in whole or in part, in the form of one or more global securities, registered in the name of Cede & Co., the nominee of The Depository Trust Company, New York, New York, unless the prospectus supplement or pricing supplement describes another depositary or states that no global securities will be issued. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole by:

•	DTC to its nominee;

•	DTC’s nominee to the depositary or another nominee of the depositary; or

•	DTC or any nominee to a successor depositary or any nominee of that successor.

      Upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the principal amount of the securities represented by the global security to accounts of institutions that have accounts with DTC. Institutions that have accounts with DTC are referred to as “participants.” The accounts to be credited will be designated by the agents, or by us if we sell the securities directly. Owners of beneficial interests in a global security that are not participants or persons that may hold through participants but desire to purchase, sell or otherwise transfer ownership of the securities by book-entry on the records of DTC may do so only through participants and persons that may hold through participants. Because DTC can only act on behalf of participants and persons that may hold through participants, the ability of an owner of a beneficial interest in a global security to pledge securities to persons or entities that do not participate in the book-entry and transfer system of DTC, or otherwise take actions in respect of the securities, may be limited. In addition, the laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair a purchaser’s ability to transfer beneficial interests in a global security.

      So long as DTC, or its nominee, is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Generally, owners of beneficial interest in a global security will not be entitled to have securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of securities in definitive form and will not be considered the owners or holders of the securities under the indenture.

      Principal and interest payments on securities registered in the name of DTC or its nominee will be made to DTC or its nominee as the registered owner of a global security. Neither we, the trustee, any paying agent nor the security registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We expect that DTC, upon receipt of any payment of principal or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of a global security as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in “street name,” and will be the responsibility of such participants. Owners of beneficial interests in a global security that hold through DTC under a book-entry format (as opposed to holding certificates directly) may experience some delay in the receipt of interest payments since DTC will forward payments to its participants, which in turn will forward them to persons that hold through participants.

      If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us or DTC within ninety days, we will issue securities in definitive registered form in exchange for a global security. In addition, either we or DTC may at any time, in our sole discretion, determine not to have the securities represented by a global security and, in that event, we will issue securities in definitive registered form in exchange for the global security. In either instance, an owner of a beneficial interest in a global security will be entitled to have securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the securities in definitive form.

      DTC has advised us that it is a limited-purpose trust company organized under the

New York Banking Law; a member of the Federal Reserve System; a “clearing corporation” within the meaning of the New York Uniform Commercial Code; a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, as amended; and a “banking organization” within the meaning of the New York Banking Law. DTC holds securities that its participants deposit with DTC. DTC also facilitates settlement of securities transactions among its participants, such as transfers and pledges in deposited securities, through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, and other clearing corporations. DTC is owned by several DTC participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, including banks, brokers, dealers and trust companies, that clear through or maintain a custodian relationship with a participant, whether directly or indirectly.

Payment and Paying Agents

      Unless we indicate otherwise in a prospectus supplement:

•	we will maintain an office or agency in each place of payment for any series of debt securities where debt securities of that series may be presented or surrendered for payment; we may also from time to time designate one or more other offices or agencies where debt securities of one or more series may be presented or surrendered for payment and may appoint one or more paying agents for the payment of debt securities, in one or more other cities, and may from time to time rescind these designations and appointments;

•	at our option, we may pay any interest by check mailed to the address of the person entitled to payment as that address appears in the applicable security register kept by us or by wire transfer; and

•	we will pay any installment of interest on registered securities to the person in whose name the debt security is registered at the close of business on the regular record date for that payment.

      The holder of any coupon relating to a bearer security will be entitled to receive the interest payable on that coupon upon presentation and surrender of the coupon on or after the interest payment date of the coupon. We will not make payment with respect to any bearer security at any of our offices or agencies in the United States, by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

Modification and Amendment

      Some of our rights and obligations and some of the rights of holders of the debt securities may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. The following modifications and amendments, however, will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in payments due on the debt securities;

•	a change in the place of payment or currency in which any payment on the debt securities is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the debt securities;

•	a change in the ranking or priority of any debt securities;

•	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the applicable indenture or required to consent to a waiver of compliance with certain provisions of the applicable indenture or past defaults under the applicable indenture;

•	a reduction in the requirements contained in the applicable indenture for quorum or voting;

•	a limitation of a holder’s right, if any, to repayment of debt securities at the holder’s option; and

•	a modification of any of the foregoing requirements contained in the applicable indenture supplement.

Concerning the Trustee

      JPMorgan Chase Bank, the trustee, provides and may continue to provide various services to us in the ordinary course of its business. The indenture contains limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any claim as security or otherwise. The indenture will permit the trustee to engage in other transactions; but if it acquires any conflicting interest, it must eliminate the conflict or resign. We may appoint additional trustees under supplemental indentures for separate series of securities issued under the indenture.

      The indenture provides that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

      The laws of the State of New York will govern the indenture and the debt securities.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock is 375,000,000 shares of common stock, $.20 par value, and 20,000,000 shares of preferred stock, $.20 par value. As of September 30, 2002, 153,538,970 shares of our common stock and 3,300,000 shares of our preferred stock were outstanding.

Common Stock

      We are registering shares of our common stock primarily to preserve our flexibility to deliver or sell shares of our common stock in connection with the settlement of privately negotiated equity forward purchase contracts. We may also issue common stock upon conversion, exercise or exchange of any debt securities, preferred stock or warrants or in connection with acquisitions.

      Our common stock is described in our registration statement on Form 8-A, which we filed with the SEC on August 7, 1997, as amended by our Form 8-A/A, which we filed with the SEC on July 27, 1999. These documents are incorporated by reference into this prospectus.

      We will distribute a prospectus supplement with regard to each issue of common stock. Each prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in our Form 8-A, as amended, that will not apply to that common stock.

Preferred Stock

      We may issue preferred stock in one or more series with any rights and preferences that may be authorized by our board of directors. Our currently outstanding preferred stock is described in our registration statement on Form 8-A, which we filed with the SEC on November 10, 1999 and which is incorporated by reference into this prospectus.

      We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock that may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates, if any, on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, that will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends, and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock, or a purchase fund to be used to purchase preferred stock; and

•	any other material terms of the preferred stock.

      Any or all of these rights may be greater than the rights of the holders of common stock.

      Our board of directors, without shareholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our common stock. The terms of the preferred stock that might be issued could conceivably prohibit us from:

•	consummating a merger;

•	reorganizing;

•	selling substantially all of our assets;

•	liquidating; or

•	engaging in other extraordinary corporate transactions without shareholder approval.

      Preferred stock could therefore be issued with terms calculated to delay, defer or prevent a change in our control or to make it more difficult to remove our management. Our issuance of preferred stock may have the effect of decreasing the market price of the common stock.

DESCRIPTION OF WARRANTS

      We may issue:

•	warrants for the purchase of debt securities, preferred stock, common stock or units of two or more of these types of securities;

•	currency warrants, which are warrants or other rights relating to foreign currency exchange rates; or

•	index warrants, which are warrants for the purchase or sale of debt securities of, or guaranteed by, the United States government or its agencies, units of a stock index or a stock basket or a commodity or a unit of a commodity index.

      Warrants may be issued independently or together with debt securities, preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.

      We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•	in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants, and the price at which you may purchase the debt securities upon exercise;

•	in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants, and the price at which you may purchase shares of preferred stock of that series upon exercise;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase shares of common stock upon exercise;

•	in the case of currency warrants, the designation, aggregate principal amount, whether the currency warrants are put or call currency warrants or both, the formula for determining any cash settlement value, exercise procedures and conditions, the date on which your right to exercise the currency warrants commences and the date on which your right expires, and any other terms of the currency warrants;

•	in the case of index warrants, the designation, aggregate principal amount, the procedures and conditions relating to the exercise of the index warrants, the date on which your right to exercise the index warrants commences and the date on which your right expires, the national securities exchange on which the index warrants will be listed, if any, and any other material terms of the index warrants;

•	in the case of warrants to purchase units of two or more securities, the type, number and terms of the units purchasable upon exercise of the warrants and the price at which you may purchase units upon exercise;

•	the period during which you may exercise the warrants;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

•	any other material terms of the warrants.

      Unless we provide otherwise in a prospectus supplement, warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only, and will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the prospectus supplement for those warrants.

      Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of or any premium or interest on the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

PLAN OF DISTRIBUTION

      We may sell any of the securities being offered by this prospectus separately or together:

•	through agents;

•	to or through underwriters who may act directly or through a syndicate represented by one or more managing underwriters;

•	through dealers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in exchange for our outstanding indebtedness;

•	directly to purchasers, through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

      If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will describe the terms of the exchange, and the identity and the terms of sale of the securities offered under this prospectus by the selling security holders.

      The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices that may be changed, at market prices prevailing at the time of sale or prices related to prevailing market prices or at negotiated prices.

      Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an “underwriter” of the securities as that term is defined in the Securities Act.

      If we utilize an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of securities. We will describe any of these activities in the prospectus supplement.

      If a dealer is utilized in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

      We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process, if utilized.

      Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may be our customers, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

      No securities may be sold under this prospectus without delivery (in paper format, in electronic format, in electronic format on the Internet, or by other means) of the applicable prospectus supplement describing the method and terms of the offering.

LEGAL MATTERS

      Marianne M. Keler, Esq., who is our Executive Vice President and General Counsel, or another of our lawyers, will issue an opinion about the legality of the securities offered by this prospectus. Ms. Keler owns shares of our common stock and holds stock options and stock-based awards under our compensation and management incentive plans. She may receive additional awards under these plans in the future. Certain legal matters will be passed upon for any underwriters or agents by Cadwalader, Wickersham & Taft, Washington, DC, or another firm named in the prospectus supplement. Cadwalader, Wickersham & Taft represents us in other legal matters.

INDEPENDENT PUBLIC ACCOUNTANTS

      The financial statements (other than the interim financial information contained in any Form 10-Q Report incorporated by reference in this prospectus) and schedules included in this prospectus and registration statement (incorporated by reference) have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. On May 7, 2002, our board of directors decided no longer to engage Arthur Andersen LLP as our independent public accountants. We have retained

PricewaterhouseCoopers LLP as our independent public accountants.

      We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the inclusion of their report in this prospectus. Therefore, you will not be able to sue Arthur Andersen under Section 11 of the Securities Act and your right of recovery under that section for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen and incorporated by reference or any omissions to state a material fact required to be stated therein may be limited.